Exhibit 99 (s)
POWERS OF ATTORNEY
City of Minneapolis
State of Minnesota
     The undersigned directors of Seligman Premium Technology Growth Fund, Inc., a Maryland corporation (the Fund), which proposes to file with the Securities and Exchange Commission (the SEC) an amendment to the Fund’s registration statement on Form N-2 and further amendments thereto, as necessary, under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, hereby constitute and appoint Stephen R. Lewis, Jr., any other member of the Fund’s Board of Directors who is not an “interested person” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), Scott R. Plummer, Paul B. Goucher, Christopher O. Petersen, or any one of these persons individually as her or his attorney-in-fact and agent to file and sign for her or him in her or his name, place and stead any and all further registration statements or amendments to said registration statements with all exhibits, applications and other documents to be filed with the SEC, and grants them the full power and authority to do and perform each and every act required and necessary to be done in connection therewith.
Dated the 13th day of October, 2009.

/s/ Kathleen A. Blatz Kathleen A. Blatz	/s/ Stephen R. Lewis, Jr. Stephen R. Lewis, Jr.

/s/ Arne H. Carlson Arne H. Carlson	/s/ John F. Maher John F. Maher

/s/ Pamela G. Carlton Pamela G. Carlton	/s/ Catherine James Paglia Catherine James Paglia

/s/ Patricia M. Flynn Patricia M. Flynn	/s/ Leroy C. Richie Leroy C. Richie

/s/ Anne P. Jones Anne P. Jones	/s/ Alison Taunton-Rigby Alison Taunton-Rigby

/s/ Jeffrey Laikind Jeffrey Laikind	/s/ William F. Truscott William F. Truscott